Filed Pursuant to Rule 424(b)(2)

Registration No. 333-289203

Pricing Supplement dated June 18, 2026

(To Equity Index Underlying Supplement dated August 4, 2025, ETF Underlying Supplement dated August 4, 2025, Prospectus Supplement dated August 4, 2025, and Prospectus dated August 4, 2025)

Marex Group plc

$8,500,000 Issuer Callable Contingent Income Barrier Notes Linked to the Worst Performing of the Invesco S&P 500® Equal Weight ETF, the Russell 2000® Index and the Nasdaq-100 Index® due December 22, 2027

►	Quarterly Contingent Coupon payments at a rate of 3.413% (equivalent to 13.652% per annum), payable if the Closing Value of each of the Invesco S&P 500® Equal Weight ETF, the Russell 2000® Index, and the Nasdaq-100 Index® (each, an “Underlying” and together, the “Underlyings”) on the applicable Coupon Determination Date is greater than or equal to 70.00% of its Initial Value

►	Redeemable at the Issuer’s option on the quarterly Call Payment Dates beginning on September 22, 2026 at the Principal Amount plus the applicable Contingent Coupon, if payable

►	If the Notes are not redeemed and the Worst Performing Underlying declines by more than 35.00%, you are subject to full exposure to any decrease in the Worst Performing Underlying, and you will lose all or a portion of your Principal Amount

►	Term: Approximately 18 months, if not redeemed early

►	All payments on the Notes are subject to the credit risk of Marex Group plc (“Marex”)

Application has been made for the Issuer Callable Contingent Income Barrier Notes (the “Notes”) offered hereunder to be admitted to listing and trading on the Vienna Multilateral Trading Facility (“Vienna MTF”) of the Vienna Stock Exchange. The Vienna MTF is not a regulated market as defined by Directive 2014/65/EU (as amended, “MiFID II”). It is, however, a multilateral trading facility (MTF) for purposes of MiFID II.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus, prospectus supplement or underlying supplements. Any representation to the contrary is a criminal offense.

Any offering of the Notes will be made pursuant to Article 1(4) of Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law of the United Kingdom. Accordingly, no prospectus is required to be published in connection with such offering of the Notes in any member state of the European Economic Area (the "EEA") or the United Kingdom (the "UK"). See page ii of the accompanying prospectus supplement for further restrictions on offers and sales of the Notes in the EEA and the UK.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplements.

The Estimated Initial Value of the Notes on the Trade Date is $996.70 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “ Summary—Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-8 of this document for additional information.

	Price to Public	Underwriting Discount (1)	Proceeds to Issuer
Per Note	$1,000.00	$0.00	$1,000.00
Total	$8,500,000.00	$0.00	$8,500,000.00

(1)	Marex Capital Markets Inc. (“MCMI”), an affiliate of ours, will act as the agent for the sale of the Notes. MCMI will not receive any underwriting discount in connection with the distribution of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Marex Capital Markets

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplements, the prospectus supplement and the prospectus. See “General” in this document.

Issuer:	Marex Group plc
Principal Amount:	$1,000 per Note
Reference Asset:	The worst performing of the Invesco S&P 500® Equal Weight ETF (Bloomberg symbol: RSP) (the “RSP”), the Russell 2000® Index (Bloomberg symbol: RTY) (the “RTY”), and the Nasdaq-100 Index® (Bloomberg symbol: NDX) (the “NDX”).
Pricing Date:	June 17, 2026
Trade Date:	June 18, 2026
Original Issue Date:	June 24, 2026
Final Valuation Date:	December 17, 2027, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying underlying supplements.
Maturity Date:	December 22, 2027, subject to adjustment as described under “Additional Terms of the Notes―Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplements.
Optional Early Redemption:

The Issuer has the right to redeem the Notes, in whole but not in part, on any Call Payment Date. If we elect to redeem the Notes, we will send a notice to DTC through the trustee at least 3 Business Days and no more than 20 Business Days before the applicable Call Payment Date. We will have no independent obligation to notify you directly.

If the Notes are redeemed, you will receive a cash payment equal to the Principal Amount plus the related Contingent Coupon, if payable, on the applicable Call Payment Date.

If the Notes are redeemed early, they will cease to be outstanding on the related Call Payment Date, and no further payments will be made on the Notes.

Call Payment Dates:	The Coupon Payment Dates beginning on September 22, 2026 and ending on September 22, 2027, as indicated in the table below.
Contingent Coupon:

If the Closing Value of each Underlying is greater than or equal to its Coupon Trigger on a Coupon Determination Date, you will receive the Contingent Coupon of $34.13 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Closing Value of any Underlying is less than its Coupon Trigger on a Coupon Determination Date, the Contingent Coupon applicable to such Coupon Determination Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	3.413% per quarter (equivalent to 13.652% per annum)
Coupon Trigger:	$146.29 with respect to the RSP, 2,042.587 with respect to the RTY, and 20,769.67 with respect to the NDX, each of which is 70.00% of its Initial Value (rounded to two decimal places for the RSP and the NDX, and three decimal places for the RTY).
Barrier Value:	$135.84 with respect to the RSP, 1,896.688 with respect to the RTY, and 19,286.12 with respect to the NDX, each of which is 65.00% of its Initial Value (rounded to two decimal places for the RSP and the NDX, and three decimal places for the RTY).

Payment at Maturity:

Unless the Notes are redeemed, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Worst Performing Underlying is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return of the Worst Performing Underlying is less than -30.00% but greater than or equal to -35.00%:

$1,000.

■ If the Reference Return of the Worst Performing Underlying is less than -35.00%:

$1,000 + ($1,000 × Reference Return of the Worst Performing Underlying).

If the Notes are not redeemed and the Final Value of the Worst Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Coupon Determination Dates and Coupon Payment Dates:	Coupon Determination Dates	Coupon Payment Dates
	September 17, 2026	September 22, 2026	*
	December 17, 2026	December 22, 2026	*
	March 17, 2027	March 22, 2027	*
	June 17, 2027	June 23, 2027	*
	September 17, 2027	September 22, 2027	*
	December 17, 2027 (the Final Valuation Date)	December 22, 2027 (the Maturity Date)

* These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplements.

Worst Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	$208.99 with respect to the RSP, 2,917.982 with respect to the RTY, 29,670.95 and with respect to the NDX, each of which was its Closing Value on the Pricing Date. The Initial Value of the RSP is subject to adjustment as described under “Additional Terms of the Notes—Anti-Dilution Adjustments” in the ETF underlying supplement.
Final Value:	With respect to each Underlying, its Closing Value on the Final Valuation Date.
Closing Value	The Closing Level or the Closing Price, as applicable, of an Underlying.
CUSIP/ISIN:	56653LBQ7 / US56653LBQ77
Form of Notes:	Book-Entry
Listing:	Application has been made for the Notes to be admitted to listing and trading on the Vienna MTF, a multilateral trading facility operated by the Vienna Stock Exchange.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

Calculation Agent:	Marex Financial, one of our affiliates

GENERAL

This document relates to an offering of Notes linked to the Underlyings. The purchaser of a Note will acquire a senior unsecured debt security of Marex. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Underlyings or any security included in or held by any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated August 4, 2025 (the “prospectus”), the prospectus supplement dated August 4, 2025 (the “prospectus supplement”), the Equity Index Underlying Supplement dated August 4, 2025 (the “index underlying supplement”), and the ETF Underlying Supplement dated August 4, 2025 (the “ETF underlying supplement” and together with the index underlying supplement, the “underlying supplements”). If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or underlying supplements, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-8 of this document, page S-1 of the prospectus supplement and page S-1 of the underlying supplements, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “Marex”, “we”, “us” and “our” are to Marex Group plc. References to “Index,” “Worst Performing Index,” “Fund” or “Worst Performing Fund” in the underlying supplements will be references to “Underlying” or “Worst Performing Underlying” in this document. Certain terms used but not defined herein will have the meanings set forth in the underlying supplements, the prospectus supplement or the prospectus.

You may access the underlying supplements, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

►	The index underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172164/d92960d424b2.htm

►	The ETF underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172158/d95057d424b2.htm

►	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172136/d87748d424b2.htm

►	The prospectus at: https://www.sec.gov/Archives/edgar/data/1997464/000119312525172120/d87748d424b3.htm

PAYMENTS ON THE NOTES

Optional Early Redemption

The Issuer has the right to redeem the Notes, in whole but not in part, on the quarterly Call Payment Dates beginning on September 22, 2026. If the Notes are redeemed, you will receive a cash payment equal to the Principal Amount plus the related Contingent Coupon, if payable, on the applicable Call Payment Date. If the Notes are redeemed, no further amounts will be owed to you.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment at the Contingent Coupon Rate on a Coupon Payment Date if the Closing Value of each Underlying on the applicable Coupon Determination Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, see “Additional Terms of Notes—Certain Definitions—Record Date” on page S-103 of the accompanying ETF underlying supplement and on page S-52 of the accompanying index underlying supplement. The Contingent Coupon Rate will be 13.652% per annum (or $34.13 per $1,000 Principal Amount per quarter).

Payment at Maturity

Unless the Notes are redeemed, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment determined as follows:

■ If the Reference Return of the Worst Performing Underlying is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Worst Performing Underlying is less than -30.00% but greater than or equal to -35.00%:

$1,000.

■ If the Reference Return of the Worst Performing Underlying is less than -35.00%:

$1,000 + ($1,000 × Reference Return of the Worst Performing Underlying).

If the Notes are not redeemed and the Final Value of the Worst Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received during the term of the Notes, your return on the Notes may be negative in this case.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You are a retail investor outside the EEA and the UK or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

🞂	You are an investor with the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

🞂	You have the necessary knowledge and/or experience with structured products and are prepared to accept the corresponding risks.

🞂	You believe that the Closing Value of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Determination Dates, and the Final Value of the Worst Performing Underlying will be at or above its Barrier Value.

🞂	You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate if the Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Determination Date.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of any Underlying.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying on a 1-to-1 basis if the Notes are not redeemed and the Reference Return of the Worst Performing Underlying is less than -35.00%.

🞂	You are willing to lose up to 100% of the Principal Amount.

🞂	You understand that the return on the Notes will depend solely on the performance of the Worst Performing Underlying and consequently, the Notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

🞂	You are willing to hold the Notes which will be redeemed prior to maturity at our option on any Call Payment Date, or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the RSP or the stocks included in or held by an Underlying.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of Marex, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You are a retail investor in the EEA or the UK (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

🞂	You are an investor without the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

🞂	You do not have the necessary knowledge and/or experience with structured products and are not prepared to accept the corresponding risks.

🞂	You believe that the Closing Value of at least one Underlying will be below its Coupon Trigger on most or all the Coupon Determination Dates and the Final Value of the Worst Performing Underlying will be below its Barrier Value.

🞂	You believe that the Contingent Coupons, if any, will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of one or more Underlyings.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying on a 1-to-1 basis if the Notes are not redeemed and the Reference Return of the Worst Performing Underlying is less than -35.00%.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

🞂	You are unable or unwilling to hold the Notes that will be redeemed prior to maturity at our option on any Call Payment Date, or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the RSP or the stocks included in or held by an Underlying.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Marex or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with Marex, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplements. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and underlying supplements. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplements including the explanation of risks relating to the Notes described in the following sections:

►	“—Risks Related to Note Issuances” in the prospectus supplement;

►	“—General risks related to an Index” in the index underlying supplement; and

►	“—General risks related to a Fund” in the ETF underlying supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not redeemed and the Final Value of the Worst Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Worst Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received during the term of the Notes, your return on the Notes may be negative in this case.

The Notes may be redeemed at our option prior to maturity, and the Notes are subject to reinvestment risk.

If the Notes are redeemed early, the holding period over which you may receive the Contingent Coupons could be as little as approximately 3 months. Once the Notes are redeemed, you will lose the opportunity to continue to receive the Contingent Coupons from the relevant Call Payment Date to the Maturity Date, and the total return on the Notes could be minimal. It is more likely that we will redeem the Notes prior to maturity to the extent that the Contingent Coupon Rate on the Notes is higher than the then-current interest rate on a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating and the Contingent Coupons are likely to be payable during the rest of the term of the Notes. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are redeemed prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Closing Value of any Underlying on a Coupon Determination Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If on each of the Coupon Determination Dates, the Closing Value of at least one Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

You will not participate in any appreciation of any Underlying. Whether the Notes are redeemed or at maturity, the total payments on the Notes will not exceed the Principal Amount plus any Contingent Coupons, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the RSP or the stocks included in or held by an Underlying during the term of the Notes.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on a Coupon Determination Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Worst Performing Underlying and the potential to lose some or all of your principal at maturity while not receiving any Contingent Coupons during the term of the Notes.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Coupon Determination Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Closing Values of the Underlyings on the Coupon Determination Dates, including the Final Valuation Date, each subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Determination Date but then decreases on a Coupon Determination Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not redeemed, even if the value of the Worst Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Worst Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Coupon Determination Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Closing Values of the Underlyings on the applicable Coupon Determination Dates.

The Notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlyings perform favorably. The Notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the others. Instead, you are subject to the full risks of the Worst Performing Underlying on the Final Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

Risks Relating to the Reference Asset

The Notes are subject to small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products or services.

The Notes are subject to non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The performance of the RSP may not correlate with the performance of its underlying assets as well as the net asset value per share of the RSP, especially during periods of market volatility.

The performance of the RSP and that of its underlying assets generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the RSP may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying assets. This could be due to, for example, the RSP holding assets that are not related to the underlying assets, the temporary unavailability of certain assets in the secondary market, the performance of any derivative instruments held by the RSP, differences in trading hours between the RSP and the underlying assets, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the RSP are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the RSP may differ from its net asset value (“NAV”) per share; shares of the RSP may trade at, above, or below its NAV per share.

During periods of market volatility, certain assets held by the RSP may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of the RSP and the liquidity of the RSP may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the RSP. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the RSP. As a result, under these circumstances, the market value of shares of the RSP may vary substantially from the NAV per share of the RSP.

For the foregoing reasons, the performance of the RSP may not match the performance of its underlying assets over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of the RSP, may not be the same as an investment directly in the securities, commodities, or other assets held by the RSP or the same as a debt security with a return linked to the performance of such underlying assets.

Changes that affect an Underlying may affect the value of that Underlying and the return on the Notes.

The policies of the Reference Sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in that Underlying, and the manner in which the Reference Sponsor takes account of certain changes affecting those stocks, may adversely affect the value of that Underlying. The policies of the Reference Sponsor with respect to the calculation of an Underlying could also adversely affect the value of that Underlying. The Reference Sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could adversely affect the value of an Underlying and the value of and the return on the Notes.

General Risk Factors

The Notes are subject to our credit risk.

Marex may partially or wholly fail to meet their obligations under the Notes. Investors should therefore take the creditworthiness of Marex and its subsidiaries into account in their investment decision. Credit risk means the risk of insolvency or illiquidity of an issuer, i.e. a potential, temporary or final inability to fulfil their interest and repayment obligations on time. An increased insolvency risk is typical of issuers that have a low creditworthiness. The payment of any amount due on the Notes is subject to the credit risk of Marex. The Notes are senior unsecured debt obligations of Marex, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to the credit risk of Marex and to changes in the market’s view of its creditworthiness.

The Notes are not bank deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation, the UK Financial Services Compensation Scheme or any other government or governmental or private agency or deposit protection scheme in any jurisdiction. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to Marex’s credit risk and to changes in the market’s view of Marex’s creditworthiness. The payment of any amount due on the Notes is not guaranteed by any entity.

The Notes are not insured against loss by any third parties; you can depend only on our earnings and assets for any payments on the Notes.

The Notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Trade Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which MCMI may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the RSP or the stocks included in or held by the Underlyings.

As a holder of the Notes, you will not have any ownership interest in the RSP or the stocks included in or held by the Underlyings, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the RSP or the stocks included in or held by the Underlyings.

The Notes lack liquidity.

The Notes are a new issue of securities for which there is no established market. Although we will apply for the Notes to be listed for trading on the Vienna MTF, we cannot provide you with any assurance regarding whether the Notes will become or remain listed or whether a trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The listing application will be subject to approval by the Vienna Stock Exchange. There can be no assurance that application for listing and admission to trading will be granted or than an active trading market in the Notes will develop. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, MCMI is not required to offer to purchase the Notes in the secondary market. Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MCMI is willing to buy the Notes.

Potential conflicts of interest may exist.

Marex and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. Following the occurrence of certain events – relating to the Issuer, the Issuer's hedging arrangements, the Underlying(s), taxation, the relevant currency or other matters – outside of the Issuer's control, the calculation agent may determine in its discretion to take one of the actions available to it in order to deal with the impact of such event on the Notes or the Issuer or both. These actions may include (i) adjustment to the terms and conditions of the Notes, (ii) substitution of the Underlying(s) and/or (iii) early redemption or exercise of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. Any such discretionary determination by the Issuer or the calculation agent could have a negative impact on the value of the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might adversely affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value of any Underlying relative to its Initial Value. We cannot predict the Closing Value of any Underlying on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any Underlying or return on the Notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table and examples below illustrate the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described below assume that the Notes have not been redeemed prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon payments paid prior to maturity. The following table and examples are based on the following terms:

Principal Amount:	$1,000

Contingent Coupon:	$34.13 (or 3.413% of the Principal Amount, equivalent to 13.652% per annum)

Hypothetical Initial Value of the Worst Performing Underlying:      1,000

Hypothetical Coupon Trigger of the Worst Performing Underlying: 700 (70% of its Initial value)

Hypothetical Barrier Value of the Worst Performing Underlying: 650 (65% of its Initial value)

Hypothetical Final Value of the Worst Performing Underlying	Hypothetical Reference Return of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Paid Prior to Maturity)
2,000.00	100.00%	$1,034.13(1)	3.413%
1,750.00	75.00%	$1,034.13	3.413%
1,500.00	50.00%	$1,034.13	3.413%
1,250.00	25.00%	$1,034.13	3.413%
1,000.00(2)	0.00%	$1,034.13	3.413%
900.00	-10.00%	$1,034.13	3.413%
800.00	-20.00%	$1,034.13	3.413%
700.00(3)	-30.00%	$1,034.13	3.413%
670.00	-33.00%	$1,000.00	0.000%
650.00(4)	-35.00%	$1,000.00	0.000%
649.00	-35.10%	$649.00	-35.100%
600.00	-40.00%	$600.00	-40.000%
500.00	-50.00%	$500.00	-50.000%
250.00	-75.00%	$250.00	-75.000%
100.00	-90.00%	$100.00	-90.000%
0.00	-100.00%	$0.00	-100.000%

(1)	The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon.

(2)	The hypothetical Initial Value of 1,000 used in these examples has been chosen for illustrative purposes only. The actual Initial Value of each Underlying is set forth on page PS-3 of this pricing supplement.

(3)	This is the hypothetical Coupon Trigger of the Worst Performing Underlying.

(4)	This is the hypothetical Barrier Value of the Worst Performing Underlying.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming that the Notes have not been redeemed prior to maturity and are held to maturity.

Example 1: The Reference Return of the Worst Performing Underlying Is 50.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Coupon Trigger, the Payment at Maturity would be $1,034.13 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 3.413%)

= $1,034.13

Example 1 shows that the Payment at Maturity will be fixed at the Principal Amount plus the final Contingent Coupon when the Final Value of the Worst Performing Underlying is at or above its Coupon Trigger, regardless of the extent to which the value of the Worst Performing Underlying increases.

Example 2: The Reference Return of the Worst Performing Underlying Is -10.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Coupon Trigger, the Payment at Maturity would be $1,034.13 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 3.413%)

= $1,034.13

Example 2 shows that the Payment at Maturity will equal the Principal Amount plus the final Contingent Coupon when the Final Value of the Worst Performing Underlying is at or above its Coupon Trigger, although the value of the Worst Performing Underlying has decreased moderately.

Example 3: The Reference Return of the Worst Performing Underlying Is -33.00%.

Because the Final Value of the Worst Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount.

Example 3 shows that the Payment at Maturity will equal the Principal Amount when the Final Value of the Worst Performing Underlying is below its Coupon Trigger but at or above its Barrier Value, although the value of the Worst Performing Underlying has decreased moderately.

Example 4: The Reference Return of the Worst Performing Underlying Is -75.00%.

Because the Final Value of the Worst Performing Underlying is less than its Barrier Value, the Payment at Maturity would be $250.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Worst Performing Underlying from its Initial Value if its Final Value is less than its Barrier Value. You may lose up to 100% of your Principal Amount at maturity. Even with any Contingent Coupon payments, the return on the Notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Worst Performing Underlying if the Notes are not redeemed and the Final Value of the Worst Performing Underlying is less than its Barrier Value.

DESCRIPTION OF THE REFERENCE ASSET

Description of the RSP

The RSP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Equal Weight Index, which is the equal-weight version of the S&P 500® Index. It is designed to track the performance of the large capitalization segment of the U.S. market. Shares of this Underlying are listed and trade on the NYSE Arca, Inc. under the ticker symbol "RSP.”

For more information about this Underlying, see "Reference Sponsors and Funds—The Invesco S&P 500® Equal Weight ETF" beginning on page S-30 of the accompanying ETF underlying supplement.

Historical Performance of the RSP

The following graph sets forth the historical performance of the RSP based on the daily historical closing values from June 18, 2021 through June 18, 2026. We obtained the closing values below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of this Underlying should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of this Underlying on any Coupon Determination Date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTY consists of the smallest 2,000 companies included in the Russell 3000® Index, which represents approximately 98% of the U.S. equity market.

For more information about this Underlying, see "Index Descriptions—The Russell Indices" beginning on page S-30 of the accompanying index underlying supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from June 18, 2021 through June 18, 2026. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of this Underlying should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of this Underlying on any Coupon Determination Date, including the Final Valuation Date.

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about this Underlying, see "Index Descriptions—The Nasdaq-100 Index®" beginning on page S-25 of the accompanying index underlying supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from June 18, 2021 through June 18, 2026. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of this Underlying should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of this Underlying on any Coupon Determination Date, including the Final Valuation Date.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed MCMI, an affiliate of Marex, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, MCMI will purchase the Notes from Marex at the price to public set forth on the cover page of this document for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI has offered the Notes at the price to public set forth on the cover page of this document. MCMI will not receive any underwriting discounts in connection with the distribution of the Notes

An affiliate of Marex has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the Notes to you

In addition, MCMI or another of our affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of each holder’s investment in the Notes are uncertain. There are no Treasury Regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. By purchasing the Notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each Note as a contingent income-bearing pre-paid executory contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as contingent income-bearing pre-paid executory contracts in respect of the Underlyings for U.S. federal income tax purposes. Pursuant to such treatment, any Contingent Coupon that is paid by us (including on the Maturity Date or Call Payment Date) should be included in a U.S. Holder’s income as ordinary income at the time accrued or received in accordance with such holder’s normal method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any Contingent Coupon, a U.S. Holder should generally recognize capital gain or loss upon redemption, sale or maturity or other taxable disposition of such holder’s Notes in an amount equal to the difference between the amount realized at such time (other than any amount attributable to any accrued but unpaid Contingent Coupon) and such holder’s tax basis in such Notes. In general, a U.S. Holder’s tax basis in the Notes will equal the holder’s cost for the Notes. Such gain or loss should generally be long-term capital gain or loss if a U.S. Holder has held the Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding this risk.

The U.S. federal income tax consequences of a U.S. Holder’s investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described above. Please see the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations” and in particular the discussion under "U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” and the discussion in the accompanying prospectus under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”.

Non-U.S. Holders should review the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to Non-U.S. Holders.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury Regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or an applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ABOVE DESCRIBED CHARACTERIZATION OF THE NOTES AND ANY POSSIBLE ALTERNATIVE CHARACTERIZATIONS OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master global note that represents the Notes pursuant to the Indenture referred to in the prospectus, and such Notes have been delivered against payment as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as this opinion involves matters governed by English law, Mayer Brown LLP has relied, with the Issuer’s permission, on the opinion of Mayer Brown International LLP, dated as of August 4, 2025, filed as an exhibit to the Registration Statement by the Issuer on August 4, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Mayer Brown International LLP. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated August 4, 2025, which has been filed as Exhibit 5.2 to the Issuer’s Registration Statement on Form F-3 dated August 4, 2025.